Exhibit 99.1

Ampio Pharmaceuticals Issues Letter to Stockholders

ENGLEWOOD, Colo., Jan. 17, 2023 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE) (the “Company”) today released the following letter to stockholders from its Chairman, Kevin Buchi and Chief Executive Officer, Mike Martino.

Dear Fellow Ampio Stockholders:

2022 was a challenging year for our company. We continue to receive update requests from individual stockholders. Rather than responding to those individual requests, we are issuing this letter to update all stockholders. Going forward, we will provide periodic updates with our regular quarterly and annual filings with the SEC.

The following are the relevant updates we can provide at this time:

1.	Consistent with prior communications, we have completed clinical trial reports for all legacy Ampion trials and submitted those reports to the appropriate agencies for review and ultimate publication on ClinicalTrials.gov. We have also informed the FDA that we have discontinued development of Ampion and have withdrawn the 3 Investigational New Drug (INDs) applications we held: intra-articular injection for Osteoarthritis, intravenous and nebulized COVID. These actions conclude all development efforts on Ampion.

2.	Also consistent with prior communications, we have continued to focus on reducing operating costs, including, but not limited to, reducing personnel expense to correspond to the conclusion of the development efforts relating to Ampion. We plan to provide an update in our 2022 Form 10-K regarding our other efforts to reduce our operating costs and cash burn.

3.	As communicated in our Form 10-Q for the third quarter 2022, filed on November 14, 2022, the Ampio board and management team are focused on a two-pronged approach to increase stockholder value as part of our strategic alternatives process, as follows:

a.	AR-300 is a novel, proprietary (patents pending), small molecule formulation that has demonstrated promising anti-inflammatory properties in vitro in preclinical animal studies and protection of cartilage in preclinical rat meniscal tear studies. We are currently conducting studies to evaluate the efficacy of AR-300 in osteoarthritis pain.

If the preclinical data are compelling, we would plan to initially target clinical development of AR-300 for the treatment of osteoarthritis of the knee (OAK,) which we continue to believe represents an attractive market opportunity. Clinical demonstration of cartilage protection and pain management in the knee could position AR-300 for administration early in the current OAK treatment paradigm.

The development of AR-300 to date has been based, in part, on our extensive drug discovery and clinical development experience during the development of Ampion for the treatment of OAK. However, AR-300 is not Ampion, it is a new and unique formulation in preclinical development. Given that, we cannot make assurances about the success of the ongoing preclinical studies nor provide guidance on the clinical development program until we have the data from the studies underway. We expect to have preclinical pain and chondroprotection results in the first half of 2023.

b.	Given the risks associated with preclinical drug development, we continue to opportunistically identify and evaluate strategic opportunities to acquire or license later stage assets and/or merge with companies that have those assets. To-date, we have evaluated more than a dozen such opportunities. However, finding attractive and affordable assets and/or merger partners has been challenging due to competition from the high number of companies with failed clinical trials that are pursuing the same strategy, in addition to our circumstances regarding our cash balance, the uncertainty around our continued listing on a major exchange, and the potential risks associated with ongoing legal and regulatory matters. Again, we will provide updates in our future SEC filings to the extent that there are any significant developments.

4.	In our last Form 10-Q, we disclosed stockholder litigation and an SEC investigation. We will provide updates on these ongoing matters in our SEC filings to the extent that there are material developments. As noted above, the fact that these matters are pending is an additional challenge to our strategic alternatives process.

These are the updates we can provide at this time. We expect to provide additional detail and further updates in our 2022 Form 10-K, which we expect to file at the end of Q1 2023. Until then, while we know that patience is a difficult ask, we nonetheless do appreciate any patience and support you can provide as we attempt to navigate these difficult circumstances.

Best regards,

J. Kevin Buchi

Chairman of the Board

Michael A. Martino

Chief Executive Officer

Caution Regarding Forward-Looking Statements

This letter to Ampio stockholders contains forward-looking statements concerning possible or anticipated future financial performance, operations, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements.

We describe these risks and uncertainties in our Annual Report on Form 10-K filed with the SEC and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. They include, but are not limited to: AR-300 is a pre-clinical stage formulation and there is no assurance that AR-300 will demonstrate safety and efficacy in preclinical studies to support continued development; we may not be successful in securing a later stage asset or in completing any transaction as part of our strategic alternatives process; there can be no assurance that we will continue to meet all of the requirements for continued listing on the NYSE American or that our common stock will continue to trade on the NYSE American; we may be unable to fund our operations and complete transactions as part of our strategic alternatives process without additional capital; and we are involved in legal proceedings that have and likely will adversely affect our financial position and our pursuit of strategic alternatives.

The forward-looking statements included in the letter to Ampio stockholders speaks only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

For more information, contact:

Ampio Pharmaceuticals, Inc.

Michael Martino

Chief Executive Officer

mmartino@ampiopharma.com